Exhibit 99.1

Press Release For Immediate Release	Contact: Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Completes Acquisition of County Commerce Bank

Ontario, CA, February 29, 2016 – CVB Financial Corp. (“CVBF”), the holding company for Citizens Business Bank (“CBB”), announced that CBB has completed its merger with County Commerce Bank (“CCB”).

The acquisition, which was first announced on October 14, 2015, was concluded earlier today following receipt of all required regulatory and CCB shareholder approvals. As of December 31, 2015, CCB had approximately $256 million in assets and CVBF had approximately $7.7 billion in assets.

“The merger with County Commerce Bank is an exciting opportunity for Citizens Business Bank to expand our presence northward, up the south central coastal area of California. With four new locations throughout Ventura County, and our existing centers in Santa Barbara and Oxnard, we are well positioned to compete in this new territory,” said Christopher D. Myers, President and Chief Executive Officer of CVBF. “Joe Kreutz and his team have built a solid bank with strong customer and community relationships. We will build upon their strong foundation and broaden customer relationships through our enhanced product offerings and higher credit capacity. We are additionally pleased that CVB Financial Corp., County Commerce Bank, and bank regulators were able to work cooperatively and proactively together to close this transaction smoothly and efficiently, within four and a half months from the date of our initial announcement.”

Joe Kreutz, Chairman and Chief Executive Officer of County Commerce Bank, stated, “The merger of County Commerce Bank and Citizens Business Bank is a tremendous opportunity for the Ventura County community as a whole. We anticipate the blending of our two cultures to be smooth and very positive for our customers. All four branch locations remain open with the same staff our customers know and trust, since the vast majority of County Commerce Bank employees have been retained. Citizens Business Bank’s ability to offer more products along with their commitment to excellent service fits very well with the community banking model of County Commerce Bank. We welcome Citizens Business Bank to Ventura County and look forward to sharing the benefits of our newly formed partnership with the entire county.”

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. The Bank is the ninth largest bank holding company headquartered in California with assets of approximately $7.7 billion. CVBF recently earned the ranking of “Best Bank in America” according to Forbes’ America’s Best Banks 2016. Citizens Business Bank serves 44 cities with 40 Business Financial Centers, eight Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.